AGL Resources                        404 584 4000 phone      Ten Peachtree Place
Atlanta Gas Light                    www.aglresources.com    Atlanta, GA 30309
Chattanooga Gas
Virginia Natural Gas
AGL Networks
Sequent Energy Management







November 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  AGL Resources Inc. and NUI Corporation (File No. 70-10243)

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application-Declaration on Form U-1 (File 70-10243) (the "Application") of AGL Resources Inc. ("AGL Resources") and NUI Corporation ("NUI") under the Public Utility Holding Company Act of 1935, as amended (the "Act").

     The Application requests that the Commission issue an order authorizing AGL Resources, a corporation organized under the laws of Georgia and a public utility holding company, to acquire all of the issued and outstanding common stock of NUI, a New Jersey corporation and an exempt holding company under
Section 3(a)(1) of the Act. AGL Resources and NUI (collectively, "Applicants") propose that upon the satisfaction of certain conditions, including receipt of all necessary regulatory approvals, NUI will become a subsidiary of AGL Resources (the "Merger").

     As is described more fully in the Application, Applicants also seek approval for NUI and its subsidiaries to engage, after the consummation of the Merger, in financing and other transactions including authorization (a) to retain certain of NUI's nonutility subsidiaries, (b) to reorganize NUI's direct and indirect nonutility subsidiaries without the need to seek further Commission authorization, and (c) for AGL Resources to acquire NUI's interest in the Saltville Gas Storage Company, LLC. Finally, Applicants request that the Commission find that Virginia Gas Company, a utility holding company subsidiary of NUI, is entitled to an exemption pursuant to Section 3(a)(1) of the Act.

     I am Senior Vice President, Corporate Secretary and General Counsel of AGL Resources and have acted as counsel in connection with the filing of the Application. I am a member of the bar of the state of Georgia, the place of

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incorporation of AGL Resources. I am not a member of the bars in certain other states in which certain of the AGL Resources subsidiaries are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states. I have, to the extent I deem necessary, consulted and will consult with counsel to be employed or retained by AGL Resources who are experts in the law applicable to the proposed transactions.

     In connection with this opinion, I or my representatives have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of AGL Resources and its subsidiaries, certificates of public officials, certificates of officers and representatives of AGL Resources and its subsidiaries, and other documents as I have deemed necessary in order to render the opinions hereinafter set forth. I express no opinion with regard to NUI and its subsidiaries.

     In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     a. The Merger shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state or commonwealth laws, as the case may be, by the boards of directors of AGL Resources and NUI, and the shareholders of NUI.

     b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Merger shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and the Merger shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

     c. The Commission shall have duly entered an appropriate order granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

     d. A registration statement shall have been declared effective under the Securities Act of 1933 or an exemption from registration shall be applicable under such Act with respect to any securities to be issued in


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     the Merger and no stop order shall have been entered by the Securities and
     Exchange Commission with respect thereto.

     e. The solicitation of proxies from the shareholders of NUI with respect to the Merger shall have been conducted in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     f. The applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired.

     g. The appropriate certificates of merger shall have been duly and validly filed with the appropriate officials and such other corporate formalities as are required by the laws of the State of New Jersey, the State of Georgia, the State of Florida, the Commonwealth of Virginia, and the State of Maryland for the consummation of the Merger shall have been taken; and the Merger shall have become effective in accordance with the laws of each of the State of New Jersey, the State of Georgia, the State of Florida, the Commonwealth of Virginia, and the State of Maryland.

     h. The parties shall have obtained all consents, waivers and releases, if any, required for the Merger under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     i. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that in the event the transactions proposed in the Application is consummated in accordance with the Application:

     1. All state laws applicable to AGL Resources and its subsidiaries will be complied with; however, I express no opinion as to the need to comply with state blue sky laws.

     2. Each of AGL Resources' subsidiaries who are listed as applicants to the Application will be validly organized, duly existing and in good standing in their states of incorporation.

     3. Any securities to be issued by AGL Resources or its subsidiaries in connection with the transactions proposed in the Application will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter.

     4. Any debt securities to be issued by AGL Resources or its subsidiaries in connection with the transactions proposed in the Application will be valid and binding obligations of such companies in accordance with the terms of such instruments, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

     5.   AGL Resources will legally acquire the shares of common stock of NUI.

     6. The consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by AGL Resources or its subsidiaries.

     This opinion is intended solely for the use of the Commission in connection with its review of the above-referenced Application, and may not be relied upon by any other person or used for any other purpose. I hereby consent to the use of this opinion as an exhibit to the Application.

                                       Very truly yours,



                                       /s/ Paul R. Shlanta
                                       -----------------------------------------
                                       Paul R. Shlanta
                                       Senior Vice President and General Counsel